Exhibit 23.1

OFFICE OF THE AUDITOR GENERAL OF CANADA BUREAU DU VÉRIFICATEUR GÉNÉRAL DU CANADA

INDEPENDENT AUDITOR’S CONSENT

To: Export Development Canada

I consent to the use of my independent auditor’s report dated 27 February 2023 to the Minister of International Trade, Export Promotion, Small Business and Economic Development on the consolidated financial statements of Export Development Canada, which comprise the consolidated statement of financial position as at 31 December 2022, and the consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies, which is included in Export Development Canada’s 2022 Annual Report attached to the Form 18-K to be filed with the U.S. Securities and Exchange Commission on the Electronic Data Gathering, Analysis and Retrieval system on 15 May 2023.

/s/ Normand Lanthier
Normand Lanthier, CPA, CA
Principal for the Auditor General of Canada

Ottawa, Canada

15 May 2023